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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                              WACHOVIA CORPORATION
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                (Name of Registrant as Specified In Its Charter)


                              SUNTRUST BANKS, INC.
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


   1) Title of each class of securities to which transaction applies:

________________________________________________________________________________


   2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________


   4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________


   5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

________________________________________________________________________________

   2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

   3) Filing Party:

________________________________________________________________________________

   4) Date Filed:

________________________________________________________________________________


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This filing contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust Banks, Inc. and Wachovia Corporation, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

On May 14, 2001, SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753).


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THE FOLLOWING IS THE TEXT OF AN AUDIO PRESENTATION BY SUNTRUST CHAIRMAN,
PRESIDENT AND CHIEF EXECUTIVE OFFICER PHIL HUMANN THAT WILL BE MADE AVAILABLE TO THE RETAIL BROKERAGE DEPARTMENTS OF SELECTED FINANCIAL INSTITUTIONS.


o Thank you for your time and thanks to [name of financial institution] for the opportunity to speak to you today. I'm Phil Humann the CEO of SunTrust. As I am sure you're aware from the recent barrage of advertisements and other media attention, in May, SunTrust made an offer to acquire Wachovia. Wachovia, as I am sure you are also aware, has signed a merger agreement with First Union. The Wachovia shareholders, including those who own approximately [number] shares in your retail system as of the June 12 record date, will vote for or against the First Union merger at an upcoming shareholders meeting on August the 3rd. I'm here today to provide you with additional information on SunTrust and our proposal so that you will have better information in the event that your clients consult you regarding their investment decision on the First Union merger vote.

o Now, since SunTrust mailed its proxy statement on June 23 and Wachovia and First Union mailed their proxy on June 30th, there's been no shortage of communication - dueling press releases, competing ads, multiple mailings, meetings with shareholders, lots and lots of phone calls - from both sides.

o I know this is the way these things are done, but I sometimes think the volume of communication can actually obscure what at the end of the day is a fairly simple choice for your Wachovia shareholder clients: Should they vote Against or For the First Union merger.

o We believe shareholders should consider an Against vote for two principal reasons: First, we believe SunTrust's offer is financially superior, and, second, we believe the number of First Union shares being offered is not enough to compensate Wachovia shareholders for the additional risk of owning First Union stock.

o We are proposing to pay 1.081 shares of SunTrust stock for each share of Wachovia--As of the July 23rd close, this was a $3.92 or about a 5.6%, premium over the First Union offer.

o We've been talking to a lot of Wachovia shareholders over the past several weeks, some of them probably your clients. And a number of key issues have surfaced in those conversations. Price is an issue to be sure,




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         and the reality is that we do have the better price. But shareholders are focused on these important issues as well:

o First of all, the Dividend: This is a very important issue. Our proposal is very simple: we will raise SunTrust's annual dividend to $2.22 per share so that on a pro forma equivalent basis Wachovia shareholders will continue to receive the $2.40 annual dividend they are receiving today, and that their dividend will grow as the SunTrust dividend grows. First Union's proposal, on the other hand, is complicated: They offer First Union's common dividend ($1.92 on a pro forma equivalent basis) and a choice of either a one time payment of $.48 per share or what they call a Dividend Equalization Preferred Share which when coupled with the First Union common dividend aggregates to a dividend of $2.40 per share --the dividend and the DEP combined are capped at $2.40 until First Union's common dividend grows from $1.92 to $2.40, or 25%. For example if First Union (which currently has a five-year compounded annual dividend growth rate of negative 2%) grows its dividend at 6% per annum beginning in 2003, it will take until 2006 before Wachovia shareholders see any dividend growth out of the First Union transaction. As opposed to First Union's dividend, which is complex and also very recently was cut in half, SunTrust's dividend is simple and has increased every year since the company's formation in 1985.

o Now let's talk about the Strength of the Currency: Here we believe the issue is each company's long term track record of performance. Looking at the 5 key metrics over the last 5 years SunTrust's results are clearly better than First Union's

     Stock price:                   SunTrust, up 39%; First Union, down 7%,
     Core EPS:                      SunTrust, up 75%; First Union, down 16%,
     Net Revenue per share:         SunTrust, up 53%; First Union, up 3%,
     Dividend:                      SunTrust, up 93%; First Union, down 13%,
     and finally,
     Book Value per Share:          SunTrust, up 23%; First Union, down 5%

o Now, SunTrust has continued this momentum and relative out performance in 2001. Looking at the 2nd quarter of 2001 over the 2nd quarter of last year, SunTrust's results, again, are clearly superior

     Net Interest Income            SunTrust, up 7%, First Union, down 10%
     Non Interest Income            SunTrust, up 12%, First Union, down 7%
     Net Income                     SunTrust, up 9%, First Union, down 9%,
     and finally
     Earnings Per Share             SunTrust, up 13%, First Union, down 10%
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o        Now let's talk about Risk: First Union's aggressive appetite for risk is inconsistent with most Wachovia shareholder investment goals. First Union's restructuring is not yet complete. They've had volatile earnings over the past five years and their business mix continues to be high risk--with a venture capital portfolio that comprised almost 20% of First Union's equity as of December 31, 2000.

o How about Merger Integration Plans?: What are the differences in terms of cost cutting, branch closings and job cuts and what does it mean for a smooth merger integration? Our merger proposal is not based on aggressive cost savings assumptions. We have assumed only 4,000 job losses versus their 7,000, and only 150 to 175 branch closures versus their 325. First Union also has a history of destroying shareholder value in its prior acquisitions: in many cases, First Union's actual earnings per share have fallen short of their estimates on the deal announcement dates.

o Now, since May 14, our story - and our proposal -- haven't changed. We continue to believe that a SunTrust/Wachovia combination is the one that makes the most sense. Our two banks share a common culture, a common client profile, and complementary geographies. Like Wachovia, we are a relationship-focused bank, not a transaction-focused one like First Union. SunTrust's track record of creating long term growth for shareholders is similar to that of Wachovia and both are far superior to First Union's.

o The recent court decision from the North Carolina Business Court opened the door for Wachovia to negotiate a merger with SunTrust or any other interested party as soon as the First Union merger agreement is voted down by the Wachovia shareholders. A rejection of the First Union merger may lead to proposals from other banks that are superior to the low-premium First Union offer. Of course, it is our hope that Wachovia shareholders determine that SunTrust has the most to offer them. Terminating the First Union agreement is the best way for Wachovia to maximize value for its shareholders as it will allow Wachovia to explore all its alternatives, not just a low premium deal from First Union.

o We've spelled out our position on these matters in our proxy statement, in letters that have been sent to your clients and in presentations that are available on our website: www.suntrustwachoviaproposal.com. Questions may be directed to our proxy solicitors, Innisfree M&A at Toll Free 1-877-750-9501. Again, thanks for your time today.